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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                                STAR BUFFET, INC.



                                    ARTICLE 1

         The name of this Corporation is Star Buffet, Inc.


                                    ARTICLE 2

         The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The name of the Corporation's registered agent at that address is The Prentice-Hall Corporation System, Inc., New Castle County, 1013 Centre Road, Wilmington, Delaware 19805.


                                    ARTICLE 3

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.


                                    ARTICLE 4

         The total number of shares of all classes of stock which the Corporation shall have authority to issue is 20,000,000, of which (i) 18,500,000 shares shall be designated "Common Stock" and shall have a par value of $0.001 per share; and (ii) 1,500,000 shares shall be designated "Preferred Stock" and shall have a par value of $0.001 per share. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                  (a) The number of shares constituting that series and the distinctive designation of that series;

                  (b) The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  (c) Whether that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;



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                  (d)      Whether that series shall have conversion privileges
and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                  (e) Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; and

                  (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series.


                                    ARTICLE 5

         1. BOARD OF DIRECTORS. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and elections of directors need not be by written ballot unless otherwise provided in the Bylaws. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by a resolution or Bylaw adopted by the affirmative vote of a majority of the entire Board of Directors. Notwithstanding the foregoing, during any period in which the holders of any one or more series of Preferred Stock, voting as a class, shall be entitled to elect a specific number of directors by reason of dividend arrearages or other contingencies giving them the right to do so, then and during such time as such right continues, (a) the then otherwise authorized number of directors shall be increased by such specified number of directors and the holders of shares of such series of Preferred Stock, voting as a class, shall be entitled to elect such specified number of directors in accordance with the procedure set forth in the resolution or resolutions of the Board creating such series and providing for the issuance of such shares and (b) each such additional director shall serve until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the resolution or resolutions of the Board creating such series of Preferred Stock and providing for the issuance of shares of such series, whichever occurs earlier. Whenever the holders of shares of such series of Preferred Stock are divested of such right to elect directors pursuant to the resolution or resolutions of the Board creating such series and providing for the issuance of such shares, the terms of office of all directors elected by the holders of such series of Preferred Stock pursuant to such rights, or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

         2. MEETINGS OF STOCKHOLDERS. Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Special meetings of stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the members of the Board of Directors or by a committee of the Board of Directors that has been duly designated by the Board of Directors and whose power and authority, as provided in a resolution adopted by the Board of Directors or in the Bylaws of the Corporation, includes the power to call such meetings, but such special meetings of stockholders of the Corporation may not be called by any other person or persons or in any other manner; provided, however, that if and to the extent that any special meeting of

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stockholders may be called by any other person or persons specified in any certificate of designations filed under Section 151(g) of the Delaware General Corporation Law (or its successor statute as in effect from time to time), then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

         3. STOCKHOLDER ACTION BY WRITTEN CONSENT. Any election of directors or other action by the stockholders of the Corporation may be effected at an annual or special meeting of stockholders and may not be effected by written consent without a meeting.

         4. CORPORATE RECORDS. The books of the Corporation may be kept (subject to any provision contained in the Delaware Statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the Bylaws of the Corporation.


                                   ARTICLE 6

         A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or
(iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article 6 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.


                                    ARTICLE 7

         This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided; however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article 7 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or

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modification of the foregoing provisions of this Article 7 shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.


                                    ARTICLE 8

         In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time Bylaws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.


                                    ARTICLE 9

         The name and address of the Incorporator of the Corporation is as follows:

                           Christopher D. Ivey
                           660 Newport Center Drive
                           Suite 1600
                           Newport Beach, California 92660-6441


         I, THE UNDERSIGNED, being the Incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereunto set my hand this 25th day of July, 1997.


                                           -------------------------------
                                           Christopher D. Ivey



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